UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Xu, Ze-Qi
   2501 Davey Road
   Woodridge, IL  60517
2. Issuer Name and Ticker or Trading Symbol
   MediChem Life Sciences (MCLS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Sr. Research Fellow
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Incentive Stock Option (right  $1.67           08/16/01 (1)   A         10,000                                         08/16/11
to buy)
Incentive Stock Option (right  $4.63           01/02/01 (2)   A         6,000                                          01/02/11
to buy)
Non-Qualified Stock Option     $1.29           09/10/01 (3)   A         11,496                                         09/10/11
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
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Incentive Stock Option (right  08/16/01  Common Stock                   10,000                    10,000        D   Direct
to buy)                        (1)
Incentive Stock Option (right  01/02/01  Common Stock                   6,000                     6,000         D   Direct
to buy)                        (2)
Non-Qualified Stock Option     09/10/01  Common Stock                   11,496                    11,496        D   Direct
(right to buy)                 (3)

Explanation of Responses:

(1)
The options vest and become exercisable immediately upon issuance
(2)
The options vest and become exercisable as follows: 33% on 01/02/02 and continue to vest 1/36 monthly through 01/02/04
(3)
The Options vest and become exercisable as fellows: 33% on 09/10/02 and continue to vest 1/36 monthly through 9/10/04

SIGNATURE OF REPORTING PERSON
/S/ Xu, Ze-Qi
DATE 02/07/02